THE GENERAL HOSPITAL CORPORATION
First Amendment to EXCLUSIVE PATENT LICENSE AGREEMENT

MGH Agreement No: A215841.01
MGH Case No: 1416

This First Amendment to License Agreement ("Amendment 1") is made as of the 22nd Day of January, 2014("Effective Date"), by and between **VICapsys Inc.**, a Florida corporation, having a principal place of business at 1234 Airport Road, Destin Florida 32541 ("Company") and **The General Hospital Corporation, d/b/a Massachusetts General Hospital**, a not-for-profit Massachusetts corporation, with a principal place of business at 55 Fruit Street, Boston, Massachusetts 02114 ("Hospital"), each referred to herein individually as a "Party" and collectively as the "Parties".

Whereas, Company and Hospital have entered into a License Agreement ("Agreement") effective as of the 8th day of May, 2013 (Effective Date),

Whereas, the parties now wish to amend the Agreement;

THEREFORE, the Parties hereby agree as follows:

1. Section 2.2, Sublicenses: The following sentence shall be deleted in its entirety; "Any sublicense granted by Company shall be subject to the prior written approval of Hospital, which approval shall not be unreasonably withheld."
2. Section 3.1, Diligence Requirements, subsection (a)(ii) shall be deleted and replaced with the following: "Company shall raise $4M (four million US dollars) in a financing round by June 30, 2014".
3. Section 4.5 (a) Royalties, subsection (i) shall be deleted in its entirety and replaced with the following: "Beginning with the First Commercial Sale of Products and Processes in the First License Subfield in any country in the License Territory, Company shall pay Hospital a royalty of 1% (one percent) of Net Sales of Products and/or Processes."
4. Section 4.6, Equity shall be deleted and replaced with the following: "As partial consideration for the rights granted in this Agreement, and in conjunction with the execution of this Agreement by the Parties, Company shall issue to Hospital (a) on the Effective Date, that number of shares of its common stock that equal forty percent (40%) of Company's fully-diluted outstanding shares on the Effective Date (the "Shares") and (b) at any time during the period commencing on the Effective Date and continuing until the Qualified Financing Date, i.e., the date on which Company has raised greater than or equal to four million U.S. dollars ($4,000,000), Company shall issue Hospital additional shares of its common stock such that Hospital's equity ownership shall continue to equal forty percent (40%) of Company's outstanding shares on such date. For the avoidance of doubt, (a) Hospital shall continue to receive dilution protection with respect to the shares issued to Hospital until Company receives $4,000,000 in a Qualified Financing and (b) following Company's receipt of $4,000,000 in a Qualified Financing, Hospital's shares shall be subject to dilution to the same extent as Company's other common stockholders."

5. Section 4.7, Board Seat, of the Agreement shall be deleted in its entirety.
6. Section 10.10 Joint Oversight Board shall be deleted in its entirety.

Except as expressly set forth above, the Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

VICAPSYS INC.

BY: [signature]

Name: Steve Gorlin

TITLE: Chairman

DATE: 1/27/14

THE GENERAL HOSPITAL CORPORATION

BY: [signature]

Name:

TITLE: Irene Abrams
Executive Director
Partners HealthCare
Research Ventures & Licensing

DATE: January 28, 2014